Exhibit 10.31

September 8, 2021

Yixin Chen, PhD

yjc999@gmail.com

Via e-mail

Dear Yixin,

I am very excited to invite you to join Tvardi Therapeutics, Inc. (the "Company") as we continue to develop breakthrough medicines for cancer, chronic inflammation, and fibrosis. In this letter, I would like to set forth the terms and conditions of your employment relationship with the Company.

Title and Location. I am pleased to offer you a full-time position as Vice President, CMC working at our corporate offices in Houston, TX. Your employment with the Company shall be subject to the terms and conditions of this letter and accompanying Invention and Non-Disclosure Agreement and will commence on October 1, 2021. You will report to me.

Compensation. As an exempt employee, you will initially receive an annual base salary of $205,000, which will be paid in accordance with the Company's normal payroll procedures and are subject to the usual required deductions and tax withholdings.

Bonus Program. The Company's Bonus Program is currently under review by the Board of Directors and has not been approved. If approved by the Board of Directors, you will be eligible to participate in the Company's incentive bonus program. It is being recommended that the projected annual target bonus for your position is 20% of your annual base salary, pending approval by the Board of Directors. Any award would be based upon both the Company's achievement, in the discretion of the Company, of its performance goals, determined by the Company's Board of Directors (the "Board") and/or the CEO, and your achievement of your personal goals to be set by me. The actual award, if any, will be prorated from your date of hire for your first year of employment and will be subject to the usual required deductions and tax withholdings. In order to be eligible to receive the bonus payment, you must be employed by the Company at the time of payment of the bonus.

Benefit Plans. At this time, the Company utilizes Insperity, a Professional Employer Organization (the "PEO"), which serves in a co-employer relationship for payroll processing and benefit programs. As an employee, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by Insperity of general applicability that is provided to other employees of the Company. Where a particular benefit is subject to a formal plan (for example, medical or life insurance), eligibility to participate in and receive any particular benefit from the plan is governed solely by the applicable plan document.

Paid Time Off. You will be entitled to paid time off benefits in accordance with the Company's Paid Time Off ("PTO") policy. Currently, the Company offers full-time employees 15 days of accrued PTO annually for your first year of service, and then increases to 20 days of accrued PTO annually for consecutive years of service. Of course, the Company may change this policy from time to time in its sole discretion.

Equity Awards. In addition to the compensation and benefits set forth above, if you decide to join the Company, it will be recommended that you be granted 85,000 stock options under the Company's 2018 Stock Incentive Plan, subject to the approval of the Company's Board of Directors or its Compensation Committee, to purchase shares of the Company's Common Stock (the "Option"). If approved and provided that you remain in continuous service to the Company on each date, 25% of the Option shares shall vest and become exercisable on the one-year anniversary of your employment commencement date and an additional 1/48th of the Option shares shall vest and become exercisable on a monthly basis thereafter over the following 36 months, as described in the applicable Plan and your Option grant documents.

Tvardi Therapeutics	2450 Holcombe Blvd, Suite X, Houston, TX 77021	www.tvardi.com

At-will Employment. We are excited to have you join the Company and look forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes an at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with or without notice. No provision of this offer letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time.

Authorization to Work. For the purposes of federal immigration law, you will be required to provide sufficient evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the Form 1-9 required by law. Such documentation must be provided within (3) business days of your date of hire, or our employment relationship with you will be terminated. Additionally, this offer is contingent upon satisfactory completion of a background and reference check. You agree to assist as needed and to complete any documentation at the Company's request to meet these conditions.

No Conflicting Agreements or Obligations. We also ask that, if you have not already done so, you disclose to the Company and all agreements relating to your prior employment that may affect your eligibility to be employed by the company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing your duties of your position and you represent that such is the case. Moreover, you agree that, during the term of employment with the Company, you will not engage in other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer or other person to whom you have an obligation of confidentiality, and that in performing your duties for the Company you will not in any way utilize any such information.

Company Policies. As an employee of the Company, you will be expected to abide by the Company's rules and policies and acknowledge in writing that you have read and will comply with the Company's Employee Handbook. Consequently, as a condition of your employment, you are also required to sign and fully comply with the Invention and Non-Disclosure Agreement.

Conflicting Outside Employment. While employed by the Company, you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your employment obligations to the Company, including working for a competitive organization, or undertaking any activities that could create a conflict of interest.

Invention and Non-Disclosure Agreement. As a condition of your employment, you are also required to sign and comply with the Company's standard Invention and Non-Disclosure Agreement that, among other things, requires the assignment to the Company of the intellectual property rights to any invention made during your employment at the Company, and prohibits you from disclosing confidential or proprietary information of the Company.

Tvardi Therapeutics	2	www.tvardi.com

Offer Acceptance. If you accept this offer, please sign below to indicate your acceptance, along with the Invention and Non-Disclosure Agreement. This offer of employment will expire on September 10, 2021, unless accepted by you in writing prior to such date.

We look forward to your favorable reply and we are thrilled at the prospect of having you join us in our efforts in treating patients with an unmet need.

Sincerely,

/s/ Imran Alibhai
Imran Alibhai, PhD
Chief Executive Officer

Enclosures: Invention and Non-Disclosure Agreement

ACCEPTANCE OF EMPLOYMENT OFFER

I have read, understand, and accept employment on the terms and conditions outlined in this offer letter. I am not relying on any representation made to me by anyone other than as set forth above. I also acknowledge and understand the "at-will" provision, in that it may not be modified or amended except by written agreement signed by me or an authorized representative of the Company.

Signature:	/s/ Yixin Chen

Printed Name:	Yixin Chen

Date:	08 Sept. 2021

Tvardi Therapeutics	3	www.tvardi.com